Exhibit 99.1

Groundbreaking Carbon-Free Autonomous Subsea Vehicle Residency Solution Advances

Ocean Power Technologies, Modus Seabed Intervention & Saab Seaeye Project Seeks U.S. Government Funding

Monroe Township, N.J., March 10, 2020 (GLOBE NEWSWIRE) – Ocean Power Technologies, Inc. (NASDAQ: OPTT), a leader in innovative and cost-effective ocean energy solutions, today announced that it is working on a groundbreaking solution for carbon-free subsea autonomous underwater vehicle (AUV) residency – long-term, persistent deployment without support from manned vessels – with joint development partners Modus Seabed Intervention and Saab Seaeye.

“We believe a self-contained system powered by an OPT PowerBuoy® and exempt from existing ocean infrastructure has the potential to revolutionize the industrial use of AUVs and make long-term residency a cost-effective reality,” said George Kirby, OPT President and Chief Executive Officer.

“Modus Seabed Intervention’s experience with advanced technology development efforts in subsea docking with Saab Seaeye’s market-leading hybrid AUV (HAUV) enables autonomous offshore operations and we believe it is a natural fit for our environmentally sound PowerBuoy® ocean power and communications technology,” Kirby added. “We’re looking forward to working together to further support the growing offshore electrification market.”

Remote operation without the need for surface vessel support or complex power and data umbilical cable systems to offshore platforms or land has the potential to offer tremendous savings over operations that would otherwise require manned vessels – including long-term environmental monitoring, frequent subsea equipment integrity inspections, and interaction with seafloor assets.

This novel system is designed for carbon-free autonomous offshore operations with the OPT PowerBuoy® power and communications platform at its core. Via an innovative integrated mooring and subsea power/data transmission cable, a PowerBuoy® can provide carbon-free power to a seabed docking station to recharge an autonomous underwater vehicle while enabling secure data transmission to and from shore-based operations located anywhere in the world.

The autonomous resident AUV system concept has been jointly submitted for U.S. government development and demonstration project funding consideration.

Ocean Power Technologies’ PB3 PowerBuoy® wave energy converter is pictured with innovative single point mooring integrating power and data transmission connected to a subsea battery solution and autonomous underwater vehicle (AUV) charging station. Developed with Modus Seabed Intervention utilizing a Saab Seaeye Sabertooth AUV, the concept has been submitted for U.S. government development and demonstration project funding consideration.

“We are delighted to be collaborating with OPT and Saab to utilize the PB3 PowerBuoy® as a localized power and communications source to support low cost and low carbon subsea residency of HAUV’s,” said Jake Tompkins, Modus Chief Executive Officer. “As a leader in the application of HAUV’s and having been involved in developing subsea residency for some time we are excited to be a part of this innovative program.”

The ongoing electrification of offshore applications finds underwater vehicles increasingly utilized for defense and security surveillance, as well as for seafloor mapping and asset maintenance in oil and gas, as well as science and research. Increasing the length and variety of missions an AUV can undertake can drive down costs and risks, and true autonomous control with access to data in real time is a goal for operators. An autonomously powered interactive docking station independent of traditional infrastructure offers efficiency in routine operations and facilitates timely response to ad hoc events (extreme weather, subsea equipment failure) more rapidly than possible with surface-based vessels.

It is believed that the OPT/Modus/Saab AUV residency system will boast substantial environmental, risk, safety, and cost benefits over incumbent fossil-fuel powered solutions. This system is novel because it’s truly autonomous. Removing vessels and umbilical links to fossil fuel generation drops carbon emissions and relocates personnel onshore, cutting risk and costs while increasing safety.

About Ocean Power Technologies

Headquartered in Monroe Township, New Jersey, Ocean Power Technologies aspires to transform the world through durable, innovative and cost-effective ocean energy solutions. Its PB3 PowerBuoy® solution platform provides clean and reliable electric power and real-time data communications for remote offshore and subsea applications in markets such as offshore oil and gas, defense and security, science and research, and communications. To learn more, visit www.oceanpowertechnologies.com.

Forward-Looking Statements

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate, and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Contact Information

Investors:

609-730-0400 x401

InvestorRelations@oceanpowertech.com

Media:

609-730-0400 x402

MediaRelations@oceanpowertech.com